Exhibit 99.1

NEWS
One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Results for the Second Quarter Ended October 31, 2015

Hackensack, NJ – December 14, 2015 – Champions Oncology, Inc. (CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the second quarter ended October 31, 2015.

Second Quarter and Recent Business Highlights:

•	Signed first large scale co-clinical trial with top 20 pharmaceutical company
•	TOS revenue growth of 74%
•	Continued progress in commercializing new ImmunoGraft product
•	Signed sponsored research agreement with top 20 pharmaceutical company to expand platform into hematology
•	Uplisted to NASDAQ Capital Market

Joel Ackerman, Champions Oncology CEO, stated, “During this past quarter, we delivered on a number key milestones. We have been investing significant resources over the last few years to grow the platform, accelerate the revenue growth and demonstrate the potential for PDX to deliver multi-million dollar opportunities. This quarter was a major turning point for the Company along all these dimensions. The co-clinical study we signed is the clearest proof to date of the $1 billion plus market potential of PDX and validates the continued investment we are making in our platform. We expect these large co-clinical studies to combine with the new revenue potential from our ImmunoGraft offering and our expansion into hematology modeling of acute myelogenous leukemia (AML) to drive continued growth acceleration over the coming quarters and next year. This revenue growth, combined with strong expense control, has enabled us to continue lowering our quarterly cash burn rate and we believe puts us on a path to cash flow breakeven.”

Financial Results

Revenue was $3 million and $1.9 million for the three months ended October 31, 2015 and 2014, respectively, an increase of $1.1 million or 57.9%. Revenue was $5.8 million and $3.8 million for the six months ended October 31, 2015 and 2014, respectively, an increase of $2 million or 52.7%. Total operating expense was $5.5 million for both the three months ended October 31, 2015 and 2014. Total operating expense was $11.1 million for both the six months ended October 31, 2015 and 2014.

Champions reported a loss before income tax expense of $2.5 million and $3.1 million for the three months ended October 31, 2015 and 2014, respectively, a decrease of $600,000 or 18.4%. Excluding stock-based compensation of $748,000 and $820,000 for the three months ended October 31, 2015 and 2014, Champions recognized a net loss of $1.8 million and $2.3 million, respectively.

Champions reported a loss before income tax expense of $5.4 million and $6.7 million for the six months ended October 31, 2015 and 2014, respectively, a decrease of $1.3 million or 18.8%. Excluding stock-based compensation of $1.5 million and $1.6 million for the six months ended October 31, 2015 and 2014, Champions recognized a net loss of $3.9 million and $5 million, respectively.

Operating Results

Translational Oncology Solutions (TOS):

TOS revenue was $2.5 million and $1.4 million for the three months ended October 31, 2015 and 2014, respectively, an increase of $1.1 million, or 73.8%. The increase is due to increased bookings, both in the number and size of the studies, in prior quarters due to the expansion of the TOS sales team and growth of the platform.

TOS cost of sales was $1.4 million and $960,000 for the three months ended October 31, 2015 and 2014, respectively, an increase of $440,000, or 50.4%. Gross margin was 41.9% and 32.9% for the three months ended October 31, 2015 and 2014, respectively. The improvement in gross margin was due to higher TOS revenue, effective management of the variable lab costs and continuing leverage of the fixed cost component of our lab.

Personalized Oncology Solutions (POS):

POS revenue was $486,000 and $452,000 for the three months ended October 31, 2015 and 2014, respectively, an increase of $34,000 or 7.5% as the result of increases in our sequencing revenue offset by a decline in implant and panel revenue.

Gross margin was (16.9%) and (67.9%) for the three months ended October 31, 2015 and 2014, respectively as a result of aggressively managing our lab costs and a shift to higher margin revenue.

Research and development expense was $919,000 and $1.2 million for three months ended October 31, 2015 and 2014, respectively, a decrease of $281,000, or (26.4%). The decrease is due to lower expenses in genomic characterization of our Champions TumorGraft Bank for the current quarter.

Sales and marketing expense for the three months ended October 31, 2015 and 2014 was $834,000 and $1.2 million, respectively, a decrease of $366,000 or (30.7%). The decrease is due to lower public relations spend for POS and cost savings achieved by merging the sales and marketing resources of the POS and TOS division, including combining both under one commercial business leader.

General and administrative expense for the three months October 31, 2015 and 2014 was $1.7 million and $1.4 million, respectively, an increase of $300,000, or 23.5%. The increase is due to an increase in stock based compensation for the President and CEO in lieu of cash and due to the one-time costs associated with the uplisting to the Nasdaq exchange and related legal and filing fees.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its second quarter 2016 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Tuesday, December 15, 2015 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three and six months ended October 31, 2015 and 2014. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP net loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Champions TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2015 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands, except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited):

	Three Months Ended October 31,		Six Months Ended October 31,
	2015	2014	2015	2014
Net loss - GAAP	$(2,548)	$(3,078)	$(5,461)	$(6,684)
Less:
Stock-based compensation	748	820	1,523	1,627
Net (loss) income - non-GAAP	$(1,800)	$(2,258)	$(3,938)	$(5,057)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited):

	Three Months Ended October 31,		Six Months Ended October 31,
	2015	2014	2015	2014
Basic and diluted EPS - GAAP	$(0.29)	$(0.55)	$(0.63)	$(1.20)
Less:
Effect of stock-based compensation on EPS	0.09	0.15	0.18	0.29
Basic and diluted EPS - non-GAAP	$(0.20)	$(0.40)	$(0.45)	$(0.91)

Condensed Consolidated Statements of Operations (Unaudited):

	Three Months Ended October 31,		Six Months Ended October 31,
	2015	2014	2015	2014
POS operating revenue	$486	$452	$971	$792
TOS operating revenue	2,485	1,430	4,822	3,001
Total operating revenue	$2,971	$1,882	$5,793	$3,793

Cost of POS	568	759	1,228	1,516
Cost of TOS	1,443	960	3,056	1,924
Research and development	919	1,249	2,019	2,663
Sales and marketing	834	1,203	1,863	2,246
General and administrative	1,700	1,377	3,017	2,831

Loss from Operations	$(2,493)	$(3,666)	$(5,390)	$(7,387)

Other (Expense) Income	(14)	598	(24)	718

Net Loss before income tax expense	$(2,507)	$(3,068)	$(5,414)	$(6,669)
Income taxes	41	10	47	15
Net Loss	$(2,548)	$(3,078)	$(5,461)	$(6,684)

Condensed Consolidated Balance Sheets as of (Unaudited):

	October 31,	April 30,
	2015	2015
Cash and cash equivalents	$4,157	$9,357
Accounts receivable	1,891	1,060
Other current assets	295	346
Total current assets	6,343	10,763

Restricted cash	150	163
Property and equipment, net	420	452
Goodwill	669	669
Total assets	$7,582	$12,047

Accounts payable and accrued liabilities	$1,621	$1,787
Deferred revenue	1,644	2,009
Total current liabilities	3,265	3,796

Other Non-current liabilitiy	215	192
Stockholders’ equity	4,102	8,059
Total liabilities and stockholders’ equity	$7,582	$12,047

Condensed Consolidated Statements of Cash Flows (Unaudited):

	Six Months Ended
	October 31,
	2015	2014
Cash flows from operating activities:
Net Loss	$(5,461)	$(6,684)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	1,523	1,627
Depreciation expense	76	110
Provision for bad debts	34	-
Change in fair value of warrant liability	-	(780)
Changes in operating assets and liabilities	(1,299)	480
Net cash used in operating activities	(5,127)	(5,247)

Cash flows from investing activities:
Purchases of property and equipment	(44)	(71)
Net cash used in investing activities	(44)	(71)

Cash flows from financing activities:
Proceeds from exercise of options	-	2
Payment of issuance costs related to 2015 Private Placement	(18)	-
Capital lease payments	(11)	-
Net cash (used in)/provided by financing activities	(29)	2

Decrease in cash and cash equivalents	(5,200)	(5,316)
Cash and cash equivalents, beginning of period	9,357	5,891
Cash and cash equivalents, end of period	$4,157	$575